Exhibit (k)(1)

THE MEXICO FUND, INC.

AMENDED AND RESTATED

FUND SERVICES AGREEMENT

AMENDED AND RESTATED FUND SERVICES AGREEMENT, made as of the 7th day of March, 2007 and amended and restated as of June 30, 2009 and December 6, 2011, between THE MEXICO FUND, INC. (hereinafter referred to as the “Fund”), and IMPULSORA DEL FONDO MEXICO, SC (hereinafter referred to as “Impulsora”).

W I T N E S S E T H:

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain Impulsora for certain administrative services, and Impulsora is willing to furnish such administrative services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1. The Fund hereby appoints Impulsora to provide the services set forth below, subject to the overall supervision of the Board of Directors of the Fund, for the period and on the terms set forth in this Agreement. Impulsora hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

2. Subject to the supervision of the Board of Directors of the Fund, Impulsora shall be responsible for having its own office facilities and personnel adequate to perform the following services for the Fund:

(a) determine and publish the net asset value of the Fund in accordance with the Fund’s policy as adopted from time to time by the Board of Directors;

(b) assist in the preparation of the Fund’s financial statements and related regulatory filings;

(c) provide to the office designated by the Fund all information necessary so that the Fund may maintain certain books and records of the Fund required under the 1940 Act and other applicable federal and state law, as shall be mutually agreed by the Fund and Impulsora, and review, verify and validate the information processed by the office designated by the Fund;

(d) design, maintain and update on a daily basis as necessary the Fund’s web site;

(e) provide investor relations services including: (i) telephone reception; (ii) responses to e-mails, mail, facsimile or other means of communication from the investment community; (iii) visits to investors and analysts and coordination of conference calls; and (iv) related services as requested from time to time by the Fund and agreed upon by Impulsora;

(f) assist the Fund in compliance with United States and Mexican tax laws and regulations, including: (i) meeting and corresponding with tax authorities in Mexico; and (ii) assisting the Fund’s U.S. auditors in providing the information required for the preparation and filing of any tax forms as required by the laws of the United States;

(g) assist in the maintenance of all Fund records in accordance with the requirements of the 1940 Act and other applicable federal and state law and, on a regular basis, participate in the compliance reviews undertaken directly by the Fund in conjunction with U.S. counsel;

(h) assist in the administration of the Fund’s securities lending activities, if any, maintain credit files and keep the books and records relating to this activity; and

(i) serve as the primary contact for regulatory authorities in the United States and Mexico in the event of an inspection carried out in the United States or Mexico.

3. The Fund will pay Impulsora a fee, plus applicable taxes. For the services provided by Impulsora pursuant to Section 2 of this Agreement, the fee shall be computed at the end of each calendar month on the basis of the average daily value of the net assets of the Fund (as translated into U.S. Dollars) for such month, at the annual rate of 0.11% of average daily net assets on assets under management up to $600 million, and at the annual rate of 0.09% of average daily net assets on assets under management above $600 million. The fee will not be lower than the annual amount of $450,000. The fee shall be based on the average daily value of the net assets of the Fund for any period less than a full month during which this Agreement is in effect and shall be prorated according to the proportion which such period bears to a full month. Each fee payment and payment for applicable taxes shall be made within fifteen days after the end of each month.

4. Impulsora assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Fund’s assets.

5. Impulsora shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

6. Impulsora undertakes that it will not disclose any nonpublic personal information relating to the Fund’s shareholders to any third party (other than companies that perform fund accounting and/or marketing services for the Fund or financial institutions with whom the Fund has joint marketing arrangements) without the Fund’s prior written consent unless so required by law.

7. This Agreement shall become effective only when approved by vote of a majority of (i) the Board of Directors of the Fund, and (ii) the Directors who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in this Agreement. This Agreement shall continue in effect through April 1, 2012, and thereafter shall continue automatically for successive annual periods, provided each such continuance is specifically approved by a vote of a majority of (i) the Fund’s Board of Directors and (ii) the Directors who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the Agreement. The Board of Directors will review on an annual basis fees paid to Impulsora pursuant to this Agreement to determine whether an adjustment is needed.

8. This Agreement may be terminated at any time, without payment of any penalty, by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by a vote of a majority of the Directors of the Fund who are not “interested persons” (as defined in the 1940 Act) and who have no direct or indirect financial interest in this Agreement on 60 days’ written notice to Impulsora, or by Impulsora on 60 days’ written notice to the Fund.

9. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

10. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Impulsora who may also be a director, officer or employee of the Fund to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of Impulsora to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

11. The administrative services of Impulsora to the Fund under this Agreement are not to be deemed exclusive as to the Fund, and Impulsora, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) and to engage in other activities, so long as its services hereunder are not impaired thereby.

12. During the term of this Agreement, the Fund agrees to furnish Impulsora at its principal office prior to the use thereof, all prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to stockholders of the Fund or the public that refer in any way to Impulsora, and not to use such material if Impulsora reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund will continue to furnish to Impulsora copies of any of the above-mentioned materials that refer in any way to Impulsora. The Fund shall furnish or otherwise make available to Impulsora such other information relating to the business affairs of the Fund as Impulsora at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

13. If any provisions of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

14. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to the conflicts of law provisions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE MEXICO FUND, INC.

By:	/s/ Emilio Carrillo Gamboa
Emilio Carrillo Gamboa
Chairman of the Board

IMPULSORA DEL FONDO MEXICO, SC

By:	/s/ José Luis Gómez Pimienta
José Luis Gómez Pimienta
Chief Executive Officer